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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 of Wyndham International, Inc., to be filed with the Securities and Exchange Commission on or about August 27, 1999, of our report dated February 27, 1998 relating to the financial statements of CHC International Inc. Hospitality Division as of November 30, 1996 and 1997 and for each of the years ended November 30, 1995, 1996 and 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

                                          /s/ Pricewaterhousecoopers LLP

Miami, Florida
August 27, 1999